Exhibit 99.1

Press Release

AVIS BUDGET GROUP REPORTS RESULTS

FOR FOURTH QUARTER AND FULL YEAR 2008

•	Full-year revenue of $6.0 billion, in line with 2007.

•	Generated full-year EBITDA of $169 million and pretax loss of $48 million excluding unusual items.

•	Reported full-year pretax loss of $1.3 billion primarily due to non-cash impairment charge.

•	Cost saving initiatives expected to exceed $300 million in savings in 2009.

Parsippany, N.J., February 25, 2009 – Avis Budget Group, Inc. (NYSE: CAR) today reported results for its fourth quarter and full year, which ended December 31, 2008. The Company had full-year revenue of $6.0 billion, in line with 2007, and a pretax loss of $1.3 billion primarily due to a non-cash impairment charge recorded in the third quarter. For the fourth quarter, revenue was $1.3 billion, a decrease of 9% versus fourth quarter 2007, and the pretax loss was $164 million, including $22 million of restructuring charges.

Excluding unusual items, full-year EBITDA was $169 million and a pretax loss of $48 million, and fourth quarter EBITDA was a loss of $81 million and a pretax loss of $143 million.

“The Company faced an unprecedented set of challenging conditions in the fourth quarter, as both leisure and commercial volumes declined significantly, the value of used vehicles dropped precipitously, and both contributed to sharply lower year-over year-pricing. These three items alone — volume, fleet and pricing — resulted in a year-over-year variance in excess of $100 million, and were largely responsible for our disappointing results,” said Ronald L. Nelson, Avis Budget Group Chairman and Chief Executive Officer.

“We took aggressive measures in the face of softening demand, including the implementation of our five-point plan to reduce annual expenses by $150-$200 million. This is in addition to more than $100 million of savings our Performance Excellence process improvement initiative is expected to generate in 2009, as well as the $50 million of cost reductions implemented in the third quarter of 2008,” Mr. Nelson said. “Nonetheless, we expect operating conditions, and our year-over-year comparisons, will be weak for at least the first half of 2009. Results throughout 2009 will also be affected by increases in interest expense as a result of our recent refinancing.”

Executive Summary

Fourth Quarter Results

In the fourth quarter, our car rental revenues decreased 9% year-over-year, driven primarily by a 6% decrease in rental days and a 6% decrease in time and mileage revenue per day. Ancillary revenues grew 5% despite the decline in rental days.

Our car fleet costs increased 11% primarily due to a 16% increase in our per-unit fleet costs offset by a 5% reduction in our average fleet. The rise in per-unit fleet costs reflects the sharp decline in used car market values as well as additional costs associated with reducing our fleet size due to lower-than-expected demand for vehicle rentals. Other operating expenses, excluding fleet-related costs and net gasoline and insurance-related impacts, increased 230 basis points to 50.7% of revenue, principally reflecting lower pricing and inflationary pressures, partially offset by cost saving initiatives. Rental days per full-time-equivalent Domestic field employee increased by 10% year-over-year, reflecting productivity increases from our Performance Excellence initiative and other cost savings measures. Selling, general and administrative costs remained relatively flat at 10.8% of revenue.

Truck rental revenue and EBITDA declined as a 1% increase in price was offset by a 10% decline in rental days and decreased utilization. The decrease in rental days was driven by decreased commercial and local consumer rentals, partially offset by an increase in one-way rental volumes. The increase in pricing was primarily due to higher one-way rental volume.

In the fourth quarter, we recorded a $22 million restructuring charge primarily related to the elimination of more than 2,100 employee positions in conjunction with our five-point cost-reduction plan. Our fourth quarter results also included $6 million of interest expense related to the renewal of our vehicle-backed conduit facilities and the amendment to our credit facility, and $16 million of operating expense related to the mark-to-market of derivatives which hedge our exposure to gasoline prices.

Full-Year Results

For the full year, our car rental revenues increased 1% versus the previous year, driven by 10% growth in ancillary revenues partially offset by a 1% decline in pricing. Commercial and leisure pricing pressures were intense throughout much of the year, particularly in the second half of 2008. Our rental days were essentially unchanged year-over-year due to increases in the first half of 2008 offset by the effects of airline capacity reductions and accelerating economic weakness in the second half of 2008. Our off-airport revenues increased 7%, to $874 million, and we opened 90 new off-airport locations during the year, bringing total locations to more than 1,600. Ancillary revenue growth of 10% was driven by where2 GPS rentals, which contributed over $30 million in incremental revenue year-over-year, increased insurance revenues and the implementation of an energy recovery fee.

Our car fleet costs increased 9% year-over-year, and 10% on a per-unit basis, reflecting industry-wide cost increases for model-year 2008 cars, costs associated with early disposition of cars in the second half of 2008 due to softer demand, and a weakening used-vehicle market in the fourth quarter.

Business Segment Discussion

The following discussion of fourth quarter operating results focuses on revenue and EBITDA for each of our operating segments. Revenue and EBITDA are expressed in millions.

Domestic Car Rental

(Consisting of the Company’s U.S. Avis and Budget car rental operations)

	2008	2007	% change
Revenue	$999	$1,069	(7)%
EBITDA	$(116)	$51	NM

Revenue declined primarily due to a 6% decrease in rental days and a 3% reduction in time and mileage per day rates. EBITDA declined primarily due to lower revenue, increased fleet costs ($61 million), gasoline hedging costs ($16 million), and self-insurance costs ($14 million) that were higher than the below-trend level of costs recorded in 2007, partially offset by cost saving initiatives. EBITDA includes $18 million of restructuring costs in fourth quarter 2008.

International Car Rental

(Consisting of the Company’s international Avis and Budget car rental operations)

	2008	2007	% change
Revenue	$179	$224	(20)%
EBITDA	$26	$35	(26)%

Revenue decreased primarily due to a 22% decrease in time and mileage per day rates and a 3% decrease in rental days. Excluding the impact of foreign exchange, time and mileage per day rates decreased 1%. EBITDA decreased year-over-year due to the impact of exchange rates and higher fleet and self-insurance costs. EBITDA includes $2 million of restructuring costs in fourth quarter 2008.

Truck Rental

(Consisting of the Company’s Budget Truck rental business)

	2008	2007	% change
Revenue	$83	$90	(8)%
EBITDA	$(8)	$2	NM

Revenue decreased primarily due to a 10% decrease in rental day volume partially offset by a 1% increase in time and mileage per day rates. EBITDA decreased due to the revenue decline and higher self-insurance costs, partially offset by lower fleet costs and cost-reduction efforts. EBITDA includes $2 million of restructuring costs in fourth quarter 2008.

Other Items

•

Domestic Vehicle Financing Facility Renewal – The Company completed the renewal of its $1.35 billion principal asset-backed bank conduit facility and its $1.1 billion seasonal conduit facility, which are used to finance cars for its rental fleet. The principal conduit facility has been extended through December 22, 2009, and the seasonal conduit facility will have a final maturity in November 2009 following 25% reductions in borrowing capacity in each of September and October. The initial borrowing spreads for these annually renewing facilities are unchanged from the levels established in connection with the extension of the principal conduit facility in October.

•

Credit Facility Amendment – The Company also completed an amendment to its senior credit facilities to replace the leverage and interest coverage ratios with a minimum EBITDA covenant through first quarter 2010. The amendment provides for a reduction to the revolving credit facility from $1.5 billion to $1.15 billion and a 250 basis point increase in the cost of borrowings and letters of credit, as well as restrictions on the Company’s deployment of capital.

•

Performance Excellence – The Company’s Performance Excellence process improvement program continued to provide significant cost savings in the fourth quarter, allowing the initiative to meet its target of $40 million of savings in 2008.

•

Cost-Reduction and Efficiency Improvement Plan – During the fourth quarter, the Company unveiled a five-point plan to reduce costs and increase efficiency in response to the economic conditions impacting the industry. The savings from this program will be incremental to savings from our Performance Excellence initiative. Since announcing the five-point plan, the Company has:

•	Eliminated more than 2,100 employee positions;

•	Frozen salaries for 400 of its most senior employees;

•	Closed 27 unprofitable locations;

•	Instituted price increases which took effect in November, December and January;

•	Reduced advertising expenses, certain commission costs and loyalty program expenses, and increased insurance product pricing and various other fees;

•	Taken numerous other actions to reduce costs; and

•	Incurred $22 million of restructuring costs in fourth quarter 2008 for these activities.

•

Separation Expenses – We recorded a $1 million credit in fourth quarter 2008 for activities related to our 2006 separation into four independent companies, versus a $5 million credit in fourth quarter 2007.

•

Carey – Our fourth quarter results include our equity in the results of Carey International, the leading international provider of chauffeured ground transportation services. These results are included in the Corporate and Other segment and did not have a meaningful impact.

•

Annual Stockholders Meeting – We have scheduled our 2009 Annual Meeting of Stockholders for June 12, 2009 in Wilmington, Del. Stockholders of record as of the close of business on April 20 will be entitled to vote at the annual meeting.

•

Free Cash Flow – We generated $236 million of Free Cash Flow in the twelve months ended December 31, 2008. Excluding the effect of acquiring and refinancing fleet purchased in the acquisition of licensees (principally the Budget licensees for Newark, N.J. and Norfolk, Va.), we generated $200 million of Free Cash Flow in the twelve-month period.

Outlook

The Company expects the macroeconomic environment, conditions in the credit and used vehicle markets, and demand for vehicle rentals to continue to be challenging in the first half of 2009. We expect that airline capacity and domestic enplanements, which are a principal determinant of on-airport rental volumes, will decrease in the first half of 2009 and that comparisons to 2008 will improve in the second half of 2009. The Company expects to continue to adjust its fleet levels to reflect car rental demand, so that fleet utilization in 2009 should be consistent with 2008 levels.

Domestic fleet costs are expected to increase several percentage points on a per-unit basis in 2009. In addition, the Company has intensified its efforts to reduce costs and enhance productivity through its Performance Excellence initiative and continues to expect the benefits of this program will exceed $100 million in 2009. Such benefits are expected to be incremental to the $150-$200 million of savings generated by the Company’s five-point cost-reduction and efficiency improvement plan and the approximately $50 million of savings from the cost-reduction actions the Company implemented in third quarter 2008.

Investor Conference Call

Avis Budget Group will host a conference call to discuss fourth quarter and full-year results on Thursday, February 26, 2009, at 9:00 a.m. (ET). Investors may access the call live at www.avisbudgetgroup.com or by dialing (210) 234-0038, and providing the access code “Avis Budget.” Investors are encouraged to dial in approximately 10 minutes prior to the call. A web replay will be available at www.avisbudgetgroup.com following the call. A telephone replay will be available from 2:00 p.m. (ET) on February 26, 2009 until 8:00 p.m. (ET) on March 5 at (203) 369-1832, access code: “Avis Budget.”

About Avis Budget Group, Inc.

Avis Budget Group (NYSE: CAR) is a leading provider of vehicle rental services, with operations in more than 70 countries. Through its Avis and Budget brands, the Company is the largest general-use vehicle rental company in each of North America, Australia, New Zealand and certain other regions based on published airport statistics. Avis Budget Group is headquartered in Parsippany, N.J. and has more than 26,000 employees. For more information about Avis Budget Group, visit www.avisbudgetgroup.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate”, “forecast” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results, including all statements related to 2009 results, future fleet costs and cost saving initiatives are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to, a further decline in the general economic environment and weakness in the housing market and travel demand, higher-than-expected fuel costs, the high level of competition in the vehicle rental industry, greater-than-expected cost increases for new vehicles, disposition of vehicles not covered by manufacturer repurchase programs, the results of operations or financial condition of the manufacturers of our cars or a default or contractual non-performance by one or more auto manufacturers, a disruption in our ability to obtain financing for our operations, a greater-than-anticipated downturn in airline passenger traffic, an occurrence or threat of terrorism, a significant increase in interest rates or borrowing costs, our exposure to uninsured claims in excess of historic levels, fluctuations related to the mark-to-market of derivatives which hedge our exposure to exchange rates, interest rates and fuel costs, the Company’s ability to meet or amend financial covenants associated with its borrowings and the Company’s ability to accurately estimate its future results and implement its strategy for cost savings and growth, particularly in the current environment. Other unknown or unpredictable factors also could have material adverse effects on Avis Budget Group’s performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 included under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained on Table 5 to this release.

Contacts

Media Contact:	Investor Contact:
John Barrows	David Crowther
973-496-7865	973-496-7277

# # #

Tables Follow

Table 1

Avis Budget Group, Inc.

SUMMARY DATA SHEET

(In millions, except per share data)

	Three Months Ended December 31,			Year Ended December 31,
	2008	2007	% Change	2008	2007	% Change
Income Statement Items
Including Unusual Items
Net revenues	$1,261	$1,386	(9)%	$5,984	$5,986	0%
Loss before income taxes	(164)	(1,154)	*	(1,343)	(992)	*
Loss from continuing operations	(121)	(1,045)	*	(1,124)	(947)	*
EPS from continuing operations (diluted)	(1.20)	(10.05)	*	(11.04)	(9.18)	*

Excluding Unusual Items (non-GAAP) (A)
Net revenues	$1,261	$1,386	(9)%	$5,984	$5,986	0%
Income (loss) before income taxes	(143)	36	*	(48)	198	*
Income (loss) from continuing operations	(111)	23	*	(51)	121	*
EPS from continuing operations (diluted)	(1.08)	0.23	*	(0.50)	1.17	*

	As of
	December 31, 2008	December 31, 2007
Balance Sheet Items
Cash and cash equivalents (B)	$258	$214
Vehicles, net	7,164	7,474
Debt under vehicle programs	6,034	5,596
Corporate debt	1,789	1,797
Stockholders’ equity	93	1,465

Segment Results

	Three Months Ended December 31,			Year Ended December 31,
	2008	2007	% Change	2008	2007	% Change
Net Revenues
Domestic Car Rental	$999	$1,069	(7)%	$4,695	$4,679	0%
International Car Rental	179	224	(20)%	904	873	4%
Truck Rental	83	90	(8)%	382	416	(8)%
Corporate and Other	—	3	*	3	18	*

Total Company	$1,261	$1,386	(9)%	$5,984	$5,986	0%

EBITDA (C)
Domestic Car Rental	$(116)	$51	*	$12	$265	*
International Car Rental	26	35	(26)%	141	131	8%
Truck Rental	(8)	2	*	(4)	17	*
Corporate and Other (D)	(4)	3	*	(13)	1	*

Total Company	$(102)	$91	*	$136	$414	(67)%

Reconciliation of EBITDA to Loss before income taxes
Total Company EBITDA	$(102)	$91		$136	$414
Less: Non-vehicle related depreciation and amortization	26	19		88	84
Interest expense related to corporate debt, net	36	31		129	127
Impairment (A)	—	1,195		1,262	1,195

Loss before income taxes	$(164)	$(1,154)	*	$(1,343)	$(992)	*

*	Not meaningful.
(A)	For the year ended December 31, 2008, we recorded unusual charges of $1,295 million consisting of $1,262 million ($1,053 million, net of tax) for the impairment of goodwill, our tradenames asset and our investment in Carey Holdings, Inc., and $33 million for restructuring and other items. Domestic Car Rental recorded $910 million of the unusual charges, International Car Rental recorded $278 million, Truck Rental recorded $89 million and Corporate and Other recorded $18 million. For the year ended December 31, 2007, we recorded a charge of $1,195 million ($1,073 million, net of tax) for the impairment of goodwill. Domestic Car Rental recorded $786 million of the goodwill impairment, International Car Rental recorded $268 million and Truck Rental recorded $141 million.
(B)	The balance at December 31, 2008 and 2007 includes $10 million and $24 million, respectively, of cash which will be utilized to pay separation costs or will be distributed to Realogy and Wyndham.
(C)	See Table 5 for a description of EBITDA.
(D)	Corporate and Other includes separation-related credits of $6 million and $10 million during the three months and year ended December 31, 2007, respectively. The year ended December 31, 2007 amount includes a $14 million credit resulting from the recognition of receivables from Realogy and Wyndham for tax-related liabilities we recorded on January 1, 2007 in connection with the adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”.

Table 2

Avis Budget Group, Inc.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Revenues
Vehicle rental	$954	$1,067	$4,564	$4,667
Other	307	319	1,420	1,319

Net revenues	1,261	1,386	5,984	5,986

Expenses
Operating	711	702	3,147	3,033
Vehicle depreciation and lease charges, net	400	366	1,697	1,571
Selling, general and administrative	144	155	655	658
Vehicle interest, net	87	77	321	315
Non-vehicle related depreciation and amortization	26	19	88	84
Interest expense related to corporate debt, net	36	31	129	127
Separation costs, net (A)	(1)	(5)	—	(5)
Restructuring charges	22	—	28	—
Impairment (B)	—	1,195	1,262	1,195

Total expenses	1,425	2,540	7,327	6,978

Loss before income taxes	(164)	(1,154)	(1,343)	(992)
Provision for (benefit from) income taxes	(43)	(109)	(219)	(45)

Loss from continuing operations	(121)	(1,045)	(1,124)	(947)
Income (loss) from discontinued operations, net of tax	—	1	—	(2)
Gain (loss) on disposal of discontinued operations, net of tax (C)	—	(12)	—	33

Net loss	$(121)	$(1,056)	$(1,124)	$(916)

Earnings per share
Basic
Loss from continuing operations	$(1.20)	$(10.05)	$(11.04)	$(9.18)
Income (loss) from discontinued operations	—	0.01	—	(0.02)
Gain (loss) on disposal of discontinued operations	—	(0.12)	—	0.32

Net loss	$(1.20)	$(10.16)	$(11.04)	$(8.88)

Diluted
Loss from continuing operations	$(1.20)	$(10.05)	$(11.04)	$(9.18)
Income (loss) from discontinued operations	—	0.01	—	(0.02)
Gain (loss) on disposal of discontinued operations	—	(0.12)	—	0.32

Net loss	$(1.20)	$(10.16)	$(11.04)	$(8.88)

Weighted average shares outstanding
Basic	101.7	104.0	101.9	103.1
Diluted	101.7	104.0	101.9	103.1

(A)	Represents costs we incurred in connection with the execution of the plan to separate Cendant into four independent companies.
(B)	We recorded a charge of $1,262 million ($1,053 million after tax) during 2008, for (i) the impairment of goodwill in our Domestic Car Rental, International Car Rental and Truck Rental segments, (ii) the impairment of our tradenames asset and (iii) the impairment of our investment in Carey Holdings, Inc. These charges reflect the decline in the assets’ fair value below their carrying value. During the three months ended December 31, 2007, we recorded a charge of $1,195 million ($1,073 million, net of tax) for the impairment of goodwill.
(C)	Represents purchase price adjustments related to the sale of Travelport, which was disposed of on August 23, 2006.

Table 3

Avis Budget Group, Inc.

SEGMENT REVENUE DRIVER ANALYSIS

	Three Months Ended December 31,			Year Ended December 31,
	2008	2007 (B)	% Change	2008	2007 (B)	% Change
CAR RENTAL

Domestic Car Rental Segment

Rental Days (000’s)	19,707	20,967	(6)%	92,291	92,743	(0)%
Time and Mileage Revenue per Day	$39.06	$40.10	(3)%	$39.41	$40.01	(1)%
Average Rental Fleet	291,003	309,122	(6)%	338,093	340,889	(1)%

International Car Rental Segment

Rental Days (000’s)	3,300	3,400	(3)%	14,346	14,241	1%
Time and Mileage Revenue per Day (A)	$35.64	$45.45	(22)%	$43.40	$43.54	(0)%
Average Rental Fleet	54,825	54,703	0%	56,726	55,703	2%

Total Car Rental

Rental Days (000’s)	23,007	24,367	(6)%	106,637	106,984	0%
Time and Mileage Revenue per Day	$38.57	$40.84	(6)%	$39.94	$40.48	(1)%
Average Rental Fleet	345,828	363,825	(5)%	394,819	396,592	0%

TRUCK RENTAL SEGMENT

Rental Days (000’s)	978	1,086	(10)%	4,129	4,249	(3)%
Time and Mileage Revenue per Day	$67.13	$66.33	1%	$73.66	$79.17	(7)%
Average Rental Fleet	29,686	28,894	3%	29,744	28,728	4%

Rental days and time and mileage revenue per day are calculated based on the actual usage of the vehicle during a 24-hour period. Our calculation of rental days and time and mileage revenue per day may not be comparable to the calculation of similarly-titled statistics by other companies.

(A)	Of the decline in fourth quarter time and mileage per day, 21 percentage points are due to changes in foreign exchange rates.
(B)	Amounts presented for 2007 rental days and time and mileage revenue per day for Domestic Car Rental and Total Car Rental were adjusted, by less than 1%, to conform to current year’s presentation.

Table 4

Avis Budget Group, Inc.

CONSOLIDATED SCHEDULES OF CASH FLOWS AND FREE CASH FLOWS

(In millions)

CONSOLIDATED SCHEDULE OF CASH FLOWS

Year Ended December 31, 2008
Operating Activities
Net cash provided by operating activities exclusive of vehicle programs	$65
Net cash provided by operating activities of vehicle programs	1,639

Net cash provided by operating activities	1,704

Investing Activities
Net cash used in investing activities exclusive of vehicle programs	(171)
Net cash used in investing activities of vehicle programs	(1,925)

Net cash used in investing activities	(2,096)

Financing Activities
Net cash used in financing activities exclusive of vehicle programs	(71)
Net cash provided by financing activities of vehicle programs	534

Net cash provided by financing activities	463

Effect of changes in exchange rates on cash and cash equivalents	(27)

Net increase in cash and cash equivalents	44
Cash and cash equivalents, beginning of period	214

Cash and cash equivalents, end of period	$258

CONSOLIDATED SCHEDULE OF FREE CASH FLOWS (A)
Year Ended December 31, 2008
Pretax loss	$(1,343)
Addback of impairment	1,262
Addback of non-cash, non-vehicle related depreciation and amortization	88
Working capital and other (B)	68
Capital expenditures	(83)
Tax payments, net of refunds (C)	(11)
Vehicle programs and (gain) loss on vehicle sales (D)	255

Free Cash Flow	236

Payments for acquisitions, net of cash acquired (E)	(88)
Repurchase of common stock	(33)
Net borrowings (repayments)	(10)
Effect of changes in exchange rates and other	(61)

Net increase in cash and cash equivalents (per above)	$44

(A)	See Table 5 for a description of Free Cash Flow.
(B)	Working capital and other includes net Separation-related outflows of $10 million.
(C)	Tax payments, net of refunds excludes $4 million in net payments reimbursed by Realogy and Wyndham.
(D)	Primarily reflects vehicle-backed borrowings that are incremental to vehicle-backed borrowings required to fund incremental vehicle and vehicle-related assets.
(E)	Payments for acquisitions, net of cash acquired includes fleet purchases of $36 million.

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES

Year Ended December 31, 2008
Free Cash Flow (per above)	$236
Cash (inflows) outflows included in Free Cash Flow but not reflected in
Net Cash Provided by Operating Activities (per above)
Investing activities of vehicle programs	1,925
Financing activities of vehicle programs	(534)
Capital expenditures	83
Proceeds received on asset sales	(17)
Change in restricted cash	(2)
Purchase of GPS navigational units	13

Net Cash Provided by Operating Activities (per above)	$1,704

Table 5

Avis Budget Group, Inc.

DEFINITIONS AND RECONCILIATIONS OF NON-GAAP MEASURES

(In millions)

The accompanying press release includes certain non-GAAP (generally accepted accounting principles) financial measures as defined under SEC rules. To the extent not provided in the press release or accompanying tables, we have provided below the reasons we present these non-GAAP financial measures, a description of what they represent and a reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP.

DEFINITIONS

EBITDA

The accompanying press release presents EBITDA, which represents income (loss) from continuing operations before non-vehicle related depreciation and amortization, any goodwill, other intangible asset or equity investment impairment charge, non-vehicle related interest (other than intercompany interest related to tax benefits and working capital advances) and income taxes. We believe that EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation. It is also a component of our financial covenant calculations under our credit facilities, subject to certain adjustments. EBITDA should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with GAAP and our presentation of EBITDA may not be comparable to similarly-titled measures used by other companies.

EBITDA excluding unusual items and loss before income taxes excluding unusual items

The accompanying press release presents EBITDA and loss before income taxes for the three and twelve months ended December 31, 2008 excluding unusual items. For EBITDA, unusual items consist of separation-related costs, restructuring-related expenses and the settlement of a litigation claim. For loss before income taxes, unusual items include separation-related costs, restructuring-related expenses, the settlement of a litigation claim and the impairment of (i) goodwill, (ii) our tradenames asset and (iii) our investment in Carey Holdings, Inc.

During the three months ended December 31, 2008, we recorded $21 million in unusual items which consisted of (i) $22 million of restructuring costs, primarily related to severance for headcount reductions, the closure of certain facilities and the cancellation of lease contracts, and (ii) $1 million of Separation-related credits. Separation-related costs were expenses incurred in connection with the execution of the plan to separate Cendant Corporation (as we were formerly known) into four independent companies. The credit recorded for the three months ended December 31, 2008 relates to Separation-related tax items.

During the twelve months ended December 31, 2008, we recorded $1,295 million of unusual items which consisted of (i) a charge of $1,262 million for the impairment of goodwill, our tradenames asset and our investment in Carey to reflect a decline in their fair values compared to their carrying values, (ii) $28 million of restructuring costs, primarily related to severance for headcount reductions, the closure of certain facilities and the cancellation of lease contracts and (iii) a $5 million charge for the settlement of a litigation claim. Table 1 presents income (loss) before income taxes, income from continuing operations and EPS from continuing operations (diluted), excluding unusual items.

We believe that EBITDA excluding unusual items and loss before income taxes excluding unusual items are useful as supplemental measures in evaluating the aggregate performance of our operating businesses. We exclude Separation-related costs, restructuring-related expenses, the settlement of the litigation claim, the impairment of goodwill, our tradenames asset and our investment in Carey Holdings, Inc. as such items are not representative of the results generated by our core operations at December 31, 2008.

Reconciliation of EBITDA excluding unusual items to loss from continuing operations:

	Three Months Ended December 31, 2008	Year Ended December 31, 2008
EBITDA, excluding unusual items	$(81)	$169
Less: Non-vehicle related depreciation and amortization	26	88
Interest expense related to corporate debt, net	36	129

Loss before income taxes, excluding unusual items	(143)	(48)
Less unusual items:
Separation costs, net	(1)	—
Restructuring charges	22	28
Settlement of a litigation claim	—	5
Impairment of goodwill, tradenames and equity investment	—	1,262

Loss before income taxes	(164)	(1,343)
Benefit from income taxes	(43)	(219)

Loss from continuing operations	$(121)	$(1,124)

Reconciliation of loss from continuing operations, excluding unusual items to loss from continuing operations:

Loss from continuing operations, excluding unusual items	$(111)	$(51)
Less unusual items, net of tax:
Separation costs, net	—	—
Restructuring charges	13	17
Settlement of a litigation claim	—	3
Impairment of goodwill, tradenames and equity investment	(3)	1,053

Loss from continuing operations	$(121)	$(1,124)

EPS from continuing operations excluding unusual items (diluted)	$(1.08)	$(0.50)

EPS from continuing operations (diluted)	$(1.20)	$(11.04)

Shares used in non-GAAP per share calculations-diluted (000’s)	101,662	101,871

Table 1 presents income before income taxes and income from continuing operations for the three and twelve months ended December 31, 2007 excluding unusual items. Unusual items consist of separation-related costs (credits) and the impairment of goodwill.

During the three months and twelve months ended December 31, 2007, we recorded (i) $5 million in separation-related costs (credits) and (ii) a charge of $1,195 million for the impairment of goodwill, primarily reflecting the decline in the market value of our common stock compared to its book value. Separation-related expenses for the year ended December 31, 2007 include a $14 million credit resulting from the recognition of receivables from Realogy and Wyndham for tax-related liabilities recorded on January 1, 2007 in connection with the adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”.

We believe that income before income taxes and income from continuing operations excluding unusual items are useful as supplemental measures in evaluating the aggregate performance of our operating businesses. We exclude Separation-related costs and the impairment of goodwill as such items are not representative of the results generated by our core operations at December 31, 2007.

Income before income taxes excluding unusual items to loss from continuing operations:

	Three Months Ended December 31, 2007	Year Ended December 31, 2007
Income before income taxes, excluding unusual items	$36	$198
Less unusual items:
Separation costs, net	(5)	(5)
Impairment of goodwill	1,195	1,195

Loss before income taxes, excluding unusual items	(1,154)	(992)
Benefit from income taxes	(109)	(45)

Loss from continuing operations	$(1,045)	$(947)

Reconciliation of income from continuing operations, excluding unusual items to loss from continuing operations:

Income from continuing operations, excluding unusual items	$23	$121
Less unusual items, net of tax:
Separation costs, net	5	5
Impairment of goodwill	(1,073)	(1,073)

Loss from continuing operations	$(1,045)	$(947)

EPS from continuing operations excluding unusual items (diluted)	$0.23	$1.17

EPS from continuing operations (diluted)	$(10.05)	$(9.18)

Shares used in non-GAAP per share calculations-diluted (000’s)	104,127	104,072

Free Cash Flow

Represents Net Cash Provided by Operating Activities adjusted to include the cash inflows and outflows relating to (i) capital expenditures and GPS navigational units, (ii) the investing and financing activities of our vehicle programs, (iii) asset sales and (iv) the change in restricted cash. We believe that Free Cash Flow is useful to management and our investors in measuring the cash we generate that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity, and our presentation of Free Cash Flow may not be comparable to similarly-titled measures used by other companies. A reconciliation of Free Cash Flow to the appropriate measure recognized under GAAP (Net Cash Provided by Operating Activities) is presented in Table 4.